UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              Rosetta Genomics Ltd.
                                (Name of Issuer)

                                 Ordinary Shares
                         (Title of Class of Securities)

                                    M82183100

                                 (CUSIP Number)

                                February 27, 2007
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 17 Pages

CUSIP No. M82183100                   13G                   Page 2 of 17 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    774,000 Ordinary Shares
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.9%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M82183100                   13G                   Page 3 of 17 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    774,000 Ordinary Shares
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.9%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M82183100                   13G                   Page 4 of 17 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    774,000 Ordinary Shares
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.9%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M82183100                   13G                   Page 5 of 17 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    774,000 Ordinary Shares
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.9%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M82183100                   13G                   Page 6 of 17 Pages
------------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    774,000 Ordinary Shares
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.9%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M82183100                   13G                   Page 7 of 17 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    774,000 Ordinary Shares
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.9%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M82183100                   13G                   Page 8 of 17 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    774,000 Ordinary Shares
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.9%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO - Limited Liability Company
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M82183100                   13G                   Page 9 of 17 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    774,000 Ordinary Shares
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    774,000 Ordinary Shares
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.9%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M82183100                   13G                   Page 10 of 17 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    774,000 Ordinary Shares
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    774,000 Ordinary Shares
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    774,000 Ordinary Shares
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.9%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M82183100                   13G                   Page 11 of 17 Pages
------------------------------------------------------------------------------

      This report on Schedule 13G (this "Schedule 13G") relates to the 774,000 Ordinary Shares, (the "Ordinary Shares") of Rosetta Genomics Ltd. (the "Company") beneficially owned by Highbridge International LLC as of March 2, 2007.

Item 1.

(a)  Name of Issuer

        Rosetta Genomics Ltd.

(b) Address of Issuer's Principal Executive Offices

        10 Plaut Street, Science Park
        P.O. Box 4059
        Rehovot L3 76706
        Israel

Item 2(a). Name of Person Filing
Item 2(b). Address of Principal Business Office
Item 2(c). Citizenship


        Highbridge International LLC
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital Corporation
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital L.P.
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:    State of Delaware

        Highbridge Master L.P.
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge GP, Ltd.
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies

CUSIP No. M82183100                   13G                   Page 12 of 17 Pages
-------------------------------------------------------------------------------

        Citizenship:  Cayman Islands, British West Indies

        Highbridge GP, LLC
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  State of Delaware

        Highbridge Capital Management, LLC  IRS#: 20-1901985
        9 West 57th Street, 27th Floor
        New York, New York  10019
        Citizenship:  State of Delaware

        Glenn Dubin
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

        Henry Swieca
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

Item 2(d)  Title of Class of Securities

        Ordinary Shares

Item 2(e)  CUSIP Number

        M82183100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
        78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1740 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP No. M82183100                   13G                   Page 13 of 17 Pages
------------------------------------------------------------------------------

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1740 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

                As of the date of this filing, each of Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Harry Swieca (collectively, the "Reporting Persons") may be deemed the beneficial owner of the 774,000 Ordinary Shares owned by Highbridge International LLC.

               Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Ordinary Shares owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Highbridge GP, Ltd., Highbridge GP, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of Ordinary Shares owned by Highbridge International LLC.

        (b) Percent of class:

            Based upon the Company's Prospectus filed pursuant to Rule 424(b)(4) on February 27, 2007, the Company had 11,260,298 Ordinary Shares outstanding as of February 27, 2007. Therefore, based on the Company's outstanding Ordinary Shares, each of the Reporting Persons may be deemed to beneficially own 6.9% of the outstanding Ordinary Shares of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Ordinary Shares owned by another Reporting Person.

        (c) Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote

                    0

               (ii) Shared power to vote or to direct the vote

                    See Item 4(a)

CUSIP No. M82183100                   13G                   Page 14 of 17 Pages
-------------------------------------------------------------------------------

              (iii) Sole power to dispose or to direct the disposition of

                    0

               (iv) Shared power to dispose or to direct the disposition of

                    See Item 4(a)

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

         Not applicable.

Item 8. Identification and Classification of Members of the Group

        See Exhibit I.


Item 9. Notice of Dissolution of Group

        Not applicable.

Item 10. Certification

        By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of March 5, 2007, by and among Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. M82183100                   13G                   Page 15 of 17 Pages
-------------------------------------------------------------------------------

SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: March 5, 2007

HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Carolyn Rubin
    -------------------------
Name:  Carolyn Rubin
Title: Managing Director
HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE CAPITAL L.P.

                                         By: Highbridge GP, LLC
By: /s/ Carolyn Rubin                    its General Partner
    --------------------------
Name:  Carolyn Rubin
Title: Managing Director

                                         By: /s/ Clive Harris
                                             ---------------------------
                                             Name:  Clive Harris
                                             Title: Director


HIGHBRIDGE MASTER L.P.                   HIGHBRIDGE GP, LTD.


By: Highbridge GP, Ltd.
    its General Partner
                                         By: /s/ Clive Harris
                                         --------------------------------
                                             Name:  Clive Harris
                                             Title: Director

By: /s/ Clive Harris
    --------------------------
Name:  Clive Harris
Title: Director

HIGHBRIDGE GP, LLC                       HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Clive Harris
    --------------------------
Name:  Clive Harris
Title: Director                          By: /s/ Carolyn Rubin
                                             ----------------------------
                                             Name:  Carolyn Rubin
                                             Title: Deputy General Counsel


/s/ Glenn Dubin                          /s/ Henry Swieca
-------------------------------          ---------------------------------
GLENN DUBIN                              HENRY SWIECA

CUSIP No. M82183100                   13G                   Page 16 of 17 Pages
-------------------------------------------------------------------------------

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Ordinary Shares of Rosetta Genomics Ltd., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1734, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of March 5, 2007

HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Carolyn Rubin
    ____________________________
Name:  Carolyn Rubin
Title: Managing Director

HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE CAPITAL L.P.

                                         By: Highbridge GP, LLC
By: /s/ Carolyn Rubin                        its General Partner
    -----------------------------
Name:  Carolyn Rubin
Title: Managing Director


                                         By: /s/ Clive Harris
                                             ----------------------------
                                             Name:  Clive Harris
                                             Title: Director


HIGHBRIDGE MASTER L.P.                   HIGHBRIDGE GP, LTD.


By: Highbridge GP, Ltd.
    its General Partner
                                         By: /s/ Clive Harris
                                             ----------------------------
                                             Name:  Clive Harris
                                             Title: Director

By: /s/ Clive Harris
    ----------------------------
Name:  Clive Harris
Title: Director

HIGHBRIDGE GP, LLC                       HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Clive Harris
--------------------------------
Name:  Clive Harris
Title: Director                          By: /s/ Carolyn Rubin
                                             -----------------------------
                                             Name:  Carolyn Rubin
                                             Title: Deputy General Counsel

CUSIP No. M82183100                   13G                   Page 17 of 17 Pages
-------------------------------------------------------------------------------


/s/ Glenn Dubin                          /s/ Henry Swieca
---------------------------------        ---------------------------------
GLENN DUBIN                              HENRY SWIECA